Exhibit 10.35

QUINTILES TRANSNATIONAL CORP.

2008 STOCK INCENTIVE PLAN

AWARD AGREEMENT

(Awarding Nonqualified Stock Option)

THIS AWARD AGREEMENT (this “Agreement”) is made by and between Quintiles Transnational Corp., a North Carolina corporation (the “Company”), and Dennis B. Gillings, CBE (the “Optionee”) pursuant to the provisions of the Quintiles Transnational Corp. 2008 Stock Incentive Plan (the “Plan”), which is incorporated herein by reference. Capitalized terms not defined in this Agreement shall have the meanings given to them in the Plan.

WITNESSETH:

WHEREAS, the Optionee is Chairman and Chief Executive Officer of the Company; and

WHEREAS, the Company considers it desirable and in its best interests that the Optionee be given a personal stake in the Company’s growth, development and financial success through the grant of an option to purchase shares of the $.01 par value common stock of the Company (the “Shares”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

1. Grant of Option. Effective as of June 30, 2008 (the “Date of Grant”), the Company hereby grants to the Optionee, an option (the “Option”) to purchase 1,000,000 Shares at the Option Price per Share of $24.50 (the “Option Price”), subject to the terms and conditions of the Plan and this Agreement. The future value of such Shares is unknown and cannot be predicted with certainty. If such Shares do not increase in value, the Option will have no value.

2. Term of Option. Subject to earlier termination under Section 4 hereof, the term of the Option shall be ten (10) years (the “Term”).

3. Vesting Schedule. The Option shall be fully vested and exercisable as of the Date of Grant.

4. Termination of Option. Except as otherwise provided herein, the Option shall terminate on the earliest to occur of the following:

(a)	The expiration of the Term of the Option.

(b)	The 91st day after termination of the Optionee’s service relationship for any reason other than one specified in (c) or (d) below.

(c)

The 366th day after termination of the Optionee’s service relationship as a result of the Optionee’s death, or a disability, retirement or redundancy that is approved by the Committee for this purpose.

(d)	Termination of the Optionee’s employment relationship by the Company for Cause, or of the Optionee’s service relationship by the Company for reasons that would constitute Cause if the Optionee were an employee.

5. Exercise of Option. The Option may be exercised in whole or in part by delivery of an exercise notice in the form attached as Exhibit A (the “Exercise Notice”) which shall state the election to exercise the Option and set forth the number of Shares with respect to which the Option is being exercised. The Exercise Notice shall be accompanied by payment of an amount equal to the aggregate Option Price as to all exercised Shares. Payment of such amount shall be by any of the following methods, or combination thereof, at the election of the Optionee: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Optionee for at least six (6) months and a day, or such other period, if any, as the Committee may permit, prior to their tender if acquired under the Plan or any other compensation plan maintained by the Company or on the open market); (c) if the Shares are Publicly Traded at such time, by a cashless (broker-assisted) exercise; or (d) any other method approved or accepted by the Committee in its sole discretion. The Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Option Price.

In connection with such exercise, the Company shall have the right to require that the Optionee make such provision, or furnish the Company such authorization, as may be necessary or desirable so that the Company may satisfy its obligation under applicable income tax laws to withhold for income or other taxes due upon or incident to such exercise. The Committee may, in its discretion, permit such withholding obligation to be satisfied through the withholding of Shares that would otherwise be delivered upon exercise of the Option.

6. Optionee’s Representations. In the event the Shares have not been registered under the Securities Act of 1933, as amended, at the time this Option is exercised, the Optionee shall, if required by the Company, concurrently with the exercise of all or any portion of this Option, deliver to the Company an investment representation statement in a form acceptable to the Company.

7. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or the laws of descent and distribution and, during the Optionee’s lifetime, may only be exercised by the Optionee, provided that the Committee may permit transfers to a Permitted Transferee. Any such Permitted Transferee shall be subject to all the terms and conditions of the Plan and Award Agreement, including the provisions relating to the termination of the right to exercise the Option.

8. Restrictions on Shares. The Shares acquired on exercise of the Option will generally be nontransferable and subject to such other restrictions as are set out in Article 11 of the Plan.

9. Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or the Plan or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

10. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, the terms and conditions of the Plan and this Agreement shall be binding upon the Optionee and his or her heirs, executors, administrators, successors and assigns.

11. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Optionee or by the Company forthwith to the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Committee shall be final and binding on all parties.

12. Tax Consequences. The exercise of this Option and the subsequent disposition of the Shares may cause the Optionee to be subject to federal, state and/or foreign taxation. The Optionee should consult a tax advisor before exercising this Option or disposing of the Shares purchased hereunder.

13. Acknowledgement. The Optionee acknowledges and agrees: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that the grant of the Option does not create any contractual or other right to receive future grants of options or any right to continue an employment or other relationship with the Company; (iii) that the Optionee remains subject to discharge from such relationship to the same extent as if the Option had not been granted; (iv) that all determinations with respect to any such future grants, including, but not limited to, when and on what terms they shall be made, will be at the sole discretion of the Committee; (v) that participation in the Plan is voluntary; (vi) that the value of the Option is an extraordinary item of compensation that is outside the scope of the Optionee’s employment contract if any; and (vii) that the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar benefits.

14. Employee Data Privacy. As a condition of the grant of this Option, the Optionee consents to the collection, use and transfer of personal data as described in this paragraph. The Optionee understands that the Company and its Affiliates hold certain personal information about the Optionee, including but not limited to the Optionee’s name, home address and telephone number, date of birth, social security number, salary, nationality, job title, shares of common stock or directorships held in the Company, details of all Options or other entitlement to shares of common stock awarded, cancelled, exercised, vested, unvested or outstanding in the Optionee’s favor for the purpose of managing and administering the Plan (“Data”). The Optionee further understands that the Company and/or its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of the Optionee’s participation in the Plan, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plans. The Optionee understands that these recipients may be located in the Optionee’s country of residence or elsewhere. The Optionee authorizes them to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding shares of common stock on the Optionee’s behalf to a broker or other third party with whom the shares acquired on exercise may be deposited. The Optionee understands that the Optionee may, at any time, view the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the local human resources representative.

15. Confidentiality. The Optionee agrees not to disclose the terms of this offer to anyone other than the members of the Optionee’s immediately family or the Optionee’s counsel or financial advisors and agrees to advise such persons of the confidential nature of this offer.

16. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. This Agreement is governed by the internal substantive laws but not the choice of law rules of North Carolina.

OPTIONEE		QUINTILES TRANSNATIONAL CORP.

/s/ Dennis B. Gillings		By:	/s/ John Goodacre
Signature		Name:	JOHN GOODACRE
Name:	Dennis B. Gillings, CBE	Title:	Corporate Secretary

Exhibit A

QUINTILES TRANSNATIONAL CORP.

2008 STOCK INCENTIVE PLAN

EXERCISE NOTICE

Quintiles Transnational Corp.

4709 Creekstone Drive

Riverbirch Building

Durham, NC 27703

Attention: Stock Plan Administrator

1. Exercise of Option. Effective as of today,             , 20    , the undersigned (the “Optionee”) hereby elects to exercise the Optionee’s option to purchase                  shares of the Common Stock (the “Shares”) of Quintiles Transnational Corp. (the “Company”) under and pursuant to the Quintiles Transnational Corp. 2008 Stock Incentive Plan (the “Plan”) and the Award Agreement dated             , 20     (the “Award Agreement”).

2. Delivery of Payment. The Optionee herewith delivers to the Company the full purchase price of the Shares, as set forth in the Award Agreement.

3. Representations of Optionee. The Optionee acknowledges that the Optionee has received, read and understood the Plan and the Award Agreement and agrees to abide by and be bound by their terms and conditions.

4. Rights as Shareholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Shares shall be issued to the Optionee as soon as practicable after the Option is exercised. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance except as provided in the Plan.

5. Tax Consultation. The Optionee understands that the Optionee may suffer adverse tax consequences as a result of the Optionee’s purchase or disposition of the Shares. The Optionee represents that the Optionee has consulted with any tax consultants the Optionee deems advisable in connection with the purchase or disposition of the Shares and that the Optionee is not relying on the Company for any tax advice.

6. Restrictive Legends and Stop-Transfer Orders.

(a) Legends. The Optionee understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state or federal securities laws:

Exhibit A

The securities represented by this Certificate are subject to the Quintiles Transnational Corp. 2008 Stock Incentive Plan, as such Plan may be altered, amended, restated or modified from time to time, and may not be sold, pledged, encumbered or otherwise transferred other than to a Permitted Transferee in accordance with the provisions thereof and any transferee of these securities shall be subject to the terms of such Plan. Copies of the foregoing Plan are maintained with the corporate records of the issuer and are available for inspection at the principal offices of the issuer.

The securities represented by this Certificate are also subject to an Award Agreement between the issuer and the holder, as such agreement may be amended, restated or modified from time to time, and may not be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of except in accordance with the provisions thereof and any transferee of these securities shall be subject to the terms of such agreement. Copies of the foregoing agreement are maintained with the corporate records of the issuer and are available for inspection at the principal offices of the issuer.

The securities represented by this Certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered, sold or transferred except pursuant to (i) an effective registration statement under the Securities Act of 1933, as amended, and in compliance with applicable state securities laws or (ii) an applicable exemption from registration thereunder or under applicable state securities laws.

7. Governing Law. This Agreement shall be governed by the internal substantive laws but not the choice of law rules of North Carolina.

8. Entire Agreement. The Plan and Award Agreement are incorporated herein by reference. This Agreement, the Plan, and the Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee.

Submitted by:		Accepted by:

OPTIONEE		QUINTILES TRANSNATIONAL CORP.

By:
Signature		Name:
Name:	Dennis B. Gillings, CBE	Title: